Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-1 (No. 333-265883) of Permex Petroleum Corporation of our report dated July 14, 2022 (February 9, 2023 as to the effect of the reverse stock split discussed in Note 1), relating to the consolidated financial statements of Permex Petroleum Corporation for the year ended September 30, 2021, as it appears in the Form 10-K of Permex Petroleum Corporation, for the year ended September 30, 2022.

/s/ Davidson & Company LLP

Vancouver, British Columbia, Canada
February 10, 2023